CHINA MEDICINE CORPORATION

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES

REDEEMABLE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statute, China Medicine Corporation, a Nevada corporation (the “Corporation”), does hereby certify as follows:

1. The following resolution was duly adopted by the Board of Directors of the Corporation on December 31, 2009:

RESOLVED, that pursuant to Section 2 of the Articles of Incorporation of the Corporation, there be created a series of the preferred stock, par value US$0.0001 per share, consisting of one million nine hundred and twenty thousand (1,920,000) shares, to be designated as Redeemable Convertible Preferred Shares (the “Redeemable Convertible Preferred Shares”), and that the holders of the Redeemable Convertible Preferred Shares shall have the rights, preferences and privileges set forth in the Statement of Designation set forth in Exhibit A to this Resolution (“Certificate of Designation”); and it was further

RESOLVED, that each of Mr. Yang Senshan, President and Chief Executive Officer of the Corporation, and Mr. Liu Minhua, Secretary of the Corporation (each an “Authorized Officer” and, collectively, the “Authorized Officers”) be, and hereby is, authorized and empowered to execute and file with the Secretary of State of the State of Nevada, the Certificate of Designation setting forth the rights, preferences and privileges of the holders of the Redeemable Convertible Preferred Shares.

2. Set forth as Exhibit A to this Certificate of Designation is a true and correct copy of the Statement of Designation relating to the Redeemable Convertible Preferred Shares.

IN WITNESS WHEREOF, China Medicine Corporation has caused this certificate to be signed by its Chief Executive Officer on December 31, 2009.

/s/ Yang Senshan
By: Yang Senshan
Title: Chief Executive Officer

EXHIBIT A

STATEMENT OF DESIGNATION

 Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day other than a Saturday, a Sunday or a day on which the OTC Bulletin Board or Principal Market is closed or on which banks in the City of New York, the PRC or Hong Kong Special Administrative Region are required or authorized by law to be closed.

“Certificate for the Receipt of Foreign Exchange for Transfer of Shares” means the certificate for the receipt of foreign exchange for transfer of shares to be issued by the local SAFE confirming the Corporation has paid to the Executive Shareholder, Ms. Liu Minhua and Mr. Liu Junhua the purchase price for 49% of the shares in Konzern pursuant to the Share Transfer Agreement dated December 5, 2005 by and among the Executive Shareholder, Ms. Liu Minhua, Mr. Liu Junhua and Lounsberry Holdings III, Inc., the predecessor of the Corporation, as supplemented or amended.

“Closing Date” means the date on which the closing of the sale to, and purchase by, Investor of certain Redeemable Convertible Preferred Shares and certain Common Shares pursuant to the Stock Subscription Agreement occurs.

“CMC Group” means the Corporation and its Subsidiaries.

“Commission” means the Securities and Exchange Commission.

“Common Shares” means the Corporation’s common stock, par value US$0.0001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean the price paid for one Redeemable Convertible Preferred Share divided by the number of Common Shares issuable upon conversion of one Redeemable Convertible Preferred Share, which shall initially be US$3.00 per share and may be adjusted pursuant to Section 7 herein.

“Conversion Shares” means, collectively, the Common Shares into which the Redeemable Convertible Preferred Shares are convertible in accordance with the terms hereof.

“Equity Securities” means (i) any Common Shares, (ii) any other equity security of the Corporation, including without limitation shares of preferred stock, (iii) any other security of the Corporation which by its terms is convertible into or exchangeable or exercisable for any equity security of the Corporation, or (iv) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such security described in the foregoing clauses (i) through (iii).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement by and among the Corporation, the Investor and the Escrow Agent, dated the Closing Date.

“Escrow Funds” means US$57,600,000 held by the Escrow Agent plus all the earnings, proceeds, interest and income earned by the Escrow Amount (or any portion thereof) as a result of investments made by the Escrow Agent pursuant to the Escrow Agreement, less any amounts paid out pursuant to the Escrow Agreement from time to time.

“Executive Shareholder” means Mr. Yang Senshan, the Chief Executive Officer of the Corporation.

“Exempt Issuance” means the issuance of Equity Securities: (i) pursuant to a bona fide firm underwritten public offering of the Corporation’s securities, (ii) other than for cash, in connection with a strategic merger, acquisition, or consolidation provided that the issuance of such securities in connection with such strategic merger, acquisition or consolidation has been approved in advance by the Investor, (iii) in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital and provided that the issuance of such securities in connection with such bona fide strategic license, agreements or other partnering arrangements has been approved in advance by the Investor, (iv) pursuant to an exercise or conversion of warrants, options or other convertible securities outstanding as of the date hereof and (iv) to the Investor.

“Holder” means the holder of the outstanding Redeemable Convertible Preferred Shares.

“Konzern” means Guangzhou Konzern Medicine Co., Ltd., a WFOE and a wholly owned subsidiary of the Corporation.

“Investor” means OEP CHME Holdings, LLC and its transferees permitted under the Stock Subscription Agreement.

“OTC Bulletin Board” means the FINRA Over-the-Counter Bulletin Board.

“Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a trust, a government or political subdivision thereof or a governmental agency.

“PRC” means People’s Republic of China, and for the purpose of this Agreement, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan.

“Principal Market” means the principal exchange or market on which the Common Shares are listed, quoted or traded.

“SAFE” means the State Administration of Foreign Exchange of the PRC, and any governmental body that is a successor thereof.

“Section 4.11 Request” means a certificate from the Holder stating that the Holder is entitled to the Escrow Funds pursuant to Section 4.11 of the Stock Subscription Agreement.

“Share Pledge Agreement” means the Share Pledge Agreement dated the Closing Date between the Executive Shareholder and Investor.

“Shareholders Agreement” means the Shareholders Agreement dated the date hereof among the Executive Shareholder, the Investor and certain individual shareholders of the Corporation.

“Stock Subscription Agreement” means the Stock Subscription Agreement dated the date hereof by and among the Investor, the Executive Shareholder and the Corporation.

“Redeemable Convertible Preferred Shares” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the Common Shares are listed or quoted for trading on any of the following markets or exchanges on the date in question: the Nasdaq Small Cap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction Documents” means, collectively, the Stock Subscription Agreement, the Escrow Agreement, the Share Pledge Agreement, the Shareholders Agreement and all other agreements, documents and other instruments contemplated hereby and thereby, including those which are executed and delivered by or on behalf of the Corporation on the date hereof.

“WFOE” means a wholly foreign owned enterprise established pursuant to PRC Wholly Foreign Owned Enterprise Law, as amended.

Section 2. Designation, amount and par value. The series of preferred stock, par value $0.0001 per share consisting of one million nine hundred and twenty thousand (1,920,000) shares shall be designated as the Corporation’s Redeemable Convertible Preferred Shares (the “Redeemable Convertible Preferred Shares”).  In the event of the conversion of Redeemable Convertible Preferred Shares into Common Shares, pursuant to Section 6 hereof, or in the event that the Corporation shall otherwise acquire and cancel any Redeemable Convertible Preferred Shares, the Redeemable Convertible Preferred Shares so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of preferred stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation’s Board of Directors. The Corporation’s Board of Directors shall cause to be filed with the Secretary of State of the State of Nevada such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Redeemable Convertible Preferred Shares.

Section 3. Dividend and Other Distributions; Voting Rights.  If at any time the Corporation shall declare a dividend or distribute dividends, whether in the form of cash, additional stock, rights, assets or benefits to the Common Shares, each Redeemable Convertible Preferred Share shall be entitled to receive the amount of dividends that the Common Shares into which such Redeemable Convertible Preferred Share is convertible would be entitled to receive. Each Redeemable Convertible Preferred Share shall be entitled to the number of votes that the Common Shares into which such Redeemable Convertible Preferred Share are convertible would be entitled to vote.  Except for the additional rights set forth in paragraphs 4, 5, 6 and 7 below, the Redeemable Convertible Preferred Shares are intended to be identical in all respects to the Common Shares.

Section 4. Redemption Right.  All or some of the Redeemable Convertible Preferred Shares shall be redeemed by the Corporation upon written request by the Holder of Redeemable Convertible Preferred Shares from time to time as follows:

 (a) The Holder shall first deliver a Section 4.11 Request to the Escrow Agent in accordance with the terms of the Stock Subscription Agreement, with a copy thereof to the Corporation.

 (b) Thereafter, the Escrow Agent shall have delivered to the Holder all or any portion of the Escrow Funds (the “Redemption Amount”) in accordance with the Section 4.11 Request.

 (c) Upon receipt of the Redemption Amount, Investor shall surrender to the Corporation that number of Redeemable Convertible Preferred Shares equal to X, where:

X = Y / Z

Where:

X = the number of Redeemable Convertible Preferred Shares to be redeemed and delivered to the Corporation by Investor;

Y = the Redemption Amount;

Z = ((1.042)a * US$30) where a is a fraction, the numerator of which is the number of days passed from Closing to date of determination and the denominator of which is 365.

 Upon receipt of the surrendered certificates or certificates, the Redeemable Convertible Preferred Shares represented by such certificate or certificates shall be deemed to have been redeemed by the Corporation and the Corporation shall cancel such certificate or certificates.

 Section 5. Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holder shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (i) after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Redeemable Convertible Preferred Shares, (ii) ratably with any class or series of stock (including the Common Shares) ranking on liquidation on a parity with the Redeemable Convertible Preferred Shares and (iii) but before any payment shall be made to the holders of any class or series of stock of the Corporation ranking on liquidation junior to the Redeemable Convertible Preferred Shares, an amount (the “Preference Amount”) equal to Z from Section 4(c) per Redeemable Convertible Preferred Share then outstanding plus any accrued but unpaid dividends thereon (whether or not declared).  If upon any such liquidation, dissolution or winding up of the Corporation  the remaining assets of the Corporation  available for distribution to its stockholders shall be insufficient to pay the Holder of Redeemable Convertible Preferred Shares the full Preference Amount to which it shall be entitled, the Holder of shares of Redeemable Convertible Preferred Shares and any class or series of stock ranking on liquidation on parity with the Redeemable Convertible Preferred Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares it holds upon such distribution if all amounts payable on or with respect to such shares were paid in full.  After the payment of all preferential amounts required to be paid to the holders of preferred stock of the Corporation ranking senior to the Redeemable Convertible Preferred Shares, upon the dissolution, liquidation, or winding up of the Corporation, all of the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed ratably among the holders of the Redeemable Convertible Preferred Shares, such other series of preferred stock as are constituted as similarly participating, and the Common Shares, with each Redeemable Convertible Preferred Share being deemed, for such purpose, to be equal to the number of Common Shares, including fractions of a share, into which such Redeemable Convertible Preferred Share is convertible immediately prior to the close of business on the Business Day fixed for such distribution.

 Section 6. Conversions.

 (a) Conversions at Option of the Holder.  Each Redeemable Convertible Preferred Share shall be convertible, at the option of the Holder, at any time and from time to time, into such number of fully paid and nonassessable Common Shares as is determined by dividing US$30.00 by the Conversion Price in effect at the time of conversion. The initial Conversion Price, and the rate at which Redeemable Convertible Preferred Shares may be converted into Common Shares, shall be subject to adjustment as provided below.  Upon conversion of each Redeemable Convertible Preferred Share into Common Shares as set forth in this Section 6(a), the Holder and the Corporation shall execute joint written instructions directing the Escrow Agent to disburse US$30.00 to the Corporation.  The Holder  shall effect conversions under this Section 6(a) by providing the Corporation with the form of conversion notice in the form attached hereto as Annex A (a “Notice of Conversion”) executed by the Holder, together with the stock certificate(s) representing the number of Redeemable Convertible Preferred Shares so converted.  Each Notice of Conversion shall specify the number of Redeemable Convertible Preferred Shares to be converted, the number of Redeemable Convertible Preferred Shares owned prior to the conversion at issue, the number of Redeemable Convertible Preferred Shares owned subsequent to the conversion at issue, the stock certificate number and the Redeemable Convertible Preferred Shares represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

 (b) Automatic Conversion Upon Disbursement to the Corporation.  Each Redeemable Convertible Preferred Share shall be convertible, upon the disbursement of Escrow Funds (an “Automatic Conversion Event”) to the Corporation pursuant to the Escrow Agreement, into such number of fully paid and nonassessable Common Shares as is determined by dividing US$30.00 by the Conversion Price.

 (c) Redeemable Convertible Preferred Shares converted into Common Shares in accordance with the terms of Section 6(a) and (b) shall be canceled and may not be reissued.

 (d) Mechanics of Conversion

 (i) Delivery of Certificate Upon Conversion.  As soon as practicable after the conversions of the Redeemable Convertible Preferred Shares pursuant to Sections 6(a) and (b), the Corporation shall deliver to the Holder a certificate or certificates representing the number of Common Shares being acquired upon such conversion.  The Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section through a transfer agent, if the Corporation’s transfer agent has the ability to deliver Common Shares, or in such manner or another established clearing company performing similar functions.

 (ii) Obligation.  In the event the Holder shall elect to convert any or all of its Redeemable Convertible Preferred Shares, the Corporation may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason (other than the inability of the Corporation to issue Common Shares as a result of the limitation set forth in Section 6(c) hereof) unless the Holder has failed to perform its obligations under Section 4 hereof.

 (iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares solely for the purpose of issuance upon conversion of the Redeemable Convertible Preferred Shares, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of Common Shares as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding Redeemable Convertible Preferred Shares.  The Corporation covenants that all Common Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

 (iv) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the Redeemable Convertible Preferred Shares surrendered for conversion or on the Common Shares delivered upon conversion; however, the Holder, by converting does not waive the Holder’s right to such accrued but unpaid dividends and such right shall accrue to the Common Shares delivered upon such conversion.

 (v) Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of the Common Shares. All fractional shares shall be carried forward and any fractional shares which remain after the Holder converts all of his or her Redeemable Convertible Preferred Shares shall be dropped and eliminated.

 (vi) Transfer Taxes. The issuance of certificates for the Common Shares on conversion of the Redeemable Convertible Preferred Shares shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Redeemable Convertible Preferred Shares so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

 Section 7. Certain Adjustments.

 (a) Stock Dividends and Stock Splits.  If the Corporation, at any time while a Redeemable Convertible Preferred Share is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on its Common Shares or any other equity or equity equivalent securities payable in Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Corporation pursuant to this Redeemable Convertible Preferred Share), (B) subdivide outstanding Common Shares into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (D) issue by reclassification of Common Shares any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

 (b) Price Adjustment. Except for (i) Exempt Issuances, (ii) issuances covered by Sections 7(a) hereof or (iii) an issuance of Common Shares upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 7, as to all of which this Section 7(b) does not apply, if the Corporation closes on the sale or issuance of Common Shares at a price, or warrants, options, convertible debt or equity securities with a exercise price per share or exercise price per share which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”), the Conversion Price in effect from and after the date of such transaction shall be reduced to the price determined by multiplying such Conversion Price by a fraction, the numerator of which shall equal the sum of the number of Common Shares outstanding immediately prior to such issuance and the number of Common Shares that the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price and the denominator of which shall equal the sum of the number of Common Shares outstanding immediately prior to such issuance and the number of Common Shares actually purchased at the Lower Price.  For purpose of determining the exercise price of warrants issued by the Corporation, the price, if any, paid per share for the warrants shall be added to the exercise price of the warrants.

 (c) Adjustment for Certain Dividends and Distributions. In the event the Corporation  at any time, or from time to time after the date hereof shall make or issue, a dividend or other distribution payable in assets or other rights of the Corporation, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction:  the numerator of which shall be the value of the Corporation less the value of such assets or other rights being dividended or distributed, and the denominator of which shall be the value of the Corporation prior to the dividend or distribution of such assets or other rights, in each case, as determined by the Corporation’s Board of Directors in good faith.

 (d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its subsidiaries. For purposes of this Section 7, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

 (e) Notice to Holder.

 (i) Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

 (ii) Notices of Other Events. If (A) the Corporation shall make any payment (or any other distribution) on the holders of Common Shares pursuant to Section 3 hereof; (B) the Corporation shall declare a redemption of any equity securities of the Corporation; (C) the Corporation shall authorize the granting to all holders of the Common Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Shares; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; (F) the Corporation effects any merger or consolidation of the Corporation with or into another Person, or the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions; or (G) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property; then in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Redeemable Convertible Preferred Shares, and shall cause to be mailed to the Holder at its last addresses as it shall appear upon the stock books of the Corporation, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, merger or sales of assets, or tender offer or exchange offer, is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, merger or sales of assets, tender offer or exchange offer; provided, that the failure to mail such notice or any defect therein or in the mailing thereof which caused the Holder’s rights to be adversely affected shall render such corporate action required to be specified in such notice invalid.

 (iii) Exempt Issuance. Notwithstanding the foregoing, no adjustment in the Conversion Price will be made in respect of an Exempt Issuance.

 Section 8. Miscellaneous.

 (a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal address as reflected in its most recent filing with the Commission. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of the Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given when received, and any notice by telecopier shall be effective if confirmation of receipt is given by the party to whom the notice is transmitted. -

 (b) Lost or Mutilated Preferred Share Certificate. If the Holder’s Redeemable Convertible Preferred Share certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Redeemable Convertible Preferred Shares so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

 (c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

 (d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

 (e) Rank of Series. Unless otherwise set forth in this Certificate of Designation, any stock of any series or class of the Corporation shall be deemed to be on a parity with the Redeemable Convertible Preferred Shares, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Redeemable Convertible Preferred Shares, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of Redeemable Convertible Preferred Shares; and

 (f) Amendment. This Certificate of Designation may be amended with the approval of the Corporation’s board of directors and the consent of holders of at least sixty-seven percent (67%) of the Redeemable Convertible Preferred Shares.

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF REDEEMABLE CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of Redeemable Convertible Preferred Shares indicated below, into shares of common stock, par value US$0.0001 per share (the “Common Shares”), of China Medicine Corporation, a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if Conversion calculations:

Date to Effect Conversion:

Number of Common Shares owned prior to Conversion:

Number of Redeemable Convertible Preferred Shares to be Converted:

Number of Common Shares to be Issued:

Certificate Number of Redeemable Convertible Preferred Shares attached hereto:

Number of Redeemable Convertible Preferred Shares represented by attached certificate:

Number of Redeemable Convertible Preferred Shares subsequent to Conversion:

[HOLDER]

By: